Exhibit 3
N-SAR Item 77O

Rule 10f-3 Transactions


On December 9, 2003, The Dreyfus/Laurel Funds
Trust (the "Fund"), on behalf of Dreyfus Premier Managed Income Fund purchased $145,000 of RPM International
CUSIP 749685AL7(the "Corporate Bonds").  The Corporate
Bonds were purchased from Banc One Capital Markets, Inc.
and Wachovia Securities, members of the underwriting syndicate offering the Corporate Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Banc One Capital Markets, Inc. and Wachovia Securities received a commission of 6.5%. No other member received any economic benefit.
The following is a list of the syndicate's members:

Banc One Capital Markets, Inc.
Wachovia Securities
JP Morgan
Fifth Third Securities, Inc.
Mellon Financial Markets, LLC
U.S. Bancorp Piper Jaffray
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	Accompanying this statement are materials
presented to the Fund's Board of Trustees, which ratified the purchase as in compliance with the Fund's
Rule 10f-3 Procedures, at the Fund's Board meeting held on January 29, 2004.

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